[Troy-Ikoda Limited letterhead]








            CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


      We hereby consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-3 of FX Energy, Inc. (the "Company") of my report as of February 7, 2003. I also consent to the reference to me under the headings "Experts" respecting such reports in such prospectus.

Troy-Ikoda Limited

/s/ Francis Boundy
Francis Boundy
Director


December 2003